Pricing Supplement dated October 6, 2003                          Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)               Cusip No.88319QG23

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


----------------------------------------------------------------------------------------------
Principal Amount: $110,000,000                 Initial Interest Rate:  1.50000%

Agent's Discount or Commission: $385,000       Original Issue Date:  October 8, 2003

Net Proceeds to Issuer: $109,615,000           Stated Maturity Date:  October 6, 2006
----------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating Rate/Fixed Rate Note
        Fixed Rate Commencement Date:
        Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note
     [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
     [ ] CD Rate                [ ] Federal Funds Rate  [ ] Prime Rate
     [ ] CMT Rate               [X] LIBOR               [ ] Other (see attached)
     [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
     [ ] LIBOR Reuters Page:
     [X] LIBOR Telerate Page:  3750
     LIBOR Currency:  US$

If CMT Rate:
     CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +35 bps                          Maximum Interest Rate:     %

Spread Multiplier:  N/A                         Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  January 6, 2004

Interest Reset Dates: Quarterly, on the 6th day of January, April, July, and October

Interest Payment Dates: Quarterly, on the 6th day of January, April, July and October

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

     [X] Actual/360 for the period from October 8, 2003 to October 6, 2006
     [ ] Actual/Actual for the period from _______ to _______
     [ ] 30/360 for the period from _______ to _______

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes can be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
         Initial Redemption Percentage:  ____%
         Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:     [ ] Yes      [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:        %
         Initial Accrual Period OID:

Agent:
    [X] Merrill Lynch, Pierce, Fenner & Smith   [ ] Fleet Securities, Inc.
           Incorporated                         [X] HSBC Securities (USA) Inc.
    [ ] Banc of America Securities LLC          [X] J.P. Morgan Securities Inc.
    [X] Banc One Capital Markets, Inc.          [ ] Tokyo-Mitsubishi
                                                       International plc
    [X] Barclays Capital Inc.                   [ ] UBS Warburg LLC
    [ ] Citigroup                               [ ] Wachovia Securities
    [ ] Credit Suisse First Boston Corporation  [ ] Other: __________________
    [X] Deutsche Bank Securities Inc.


Agent acting in the capacity as indicated below:
    [ ] Agent      [X] Principal

If as Principal:
    [ ] The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
    [X] The Notes are being offered at a fixed initial public offering price of
        100% of the Principal Amount.
        ---

If as Agent:
        The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

Other provisions:





             Terms are not completed for certain items above because
                         such items are not applicable.